EXHIBIT 99.1

Monarch Casino & Resort Reports 2023 Third Quarter Financial Results

Declares Cash Dividend of $0.30 per Share Payable on December 15, 2023

RENO, Nev., Oct. 18, 2023 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the third quarter ended September 30, 2023, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Net revenue	$132,965	$133,727	(0.6%)	$373,292	$357,334	4.5%

Net income(1)	$24,163	$27,493	(12.1%)	$64,246	$65,046	(1.2%)

Adjusted EBITDA(3)	$49,221	$51,694	(4.8%)	$127,829	$125,497	1.9%

Basic earnings per share	$1.26	$1.45	(13.1%)	$3.34	$3.43	(2.6%)
Diluted earnings per share(2)	$1.23	$1.41	(12.8%)	$3.27	$3.33	(1.8%)

(1) Net Income was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the third quarter of 2023 and 2022 was $2.9 million and $2.8 million, respectively, and the impact during the nine months of 2023 and 2022 was $4.1 million and $6.5 million, respectively.

(2) Diluted EPS was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the third quarter of 2023 and 2022 was $0.15 and $0.14 per share, respectively, and the impact during the nine months of 2023 and 2022 was $0.21 and $0.33 per share, respectively.

(3) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our 2023 third quarter results were strong as we continued to grow revenue and EBITDA in Black Hawk, and companywide, employed operational efficiencies and expense management. During the third quarter our operating results were negatively impacted by competitive pressure in Reno and the current macroeconomic environment. Third quarter net revenue and Adjusted EBITDA were $133.0 million and $49.2 million, respectively, leading to an Adjusted EBITDA margin of 37.0%.

“At Monarch Black Hawk, we are working to further expand market share among mid-to-upper tier players. We remain confident that our market-leading casino resort amenities position Monarch Black Hawk for further growth and market share gains.

“At Atlantis, third quarter results were impacted by, what we believe to be, an irrational promotional environment driven by our competitors. Our primary focus remains the ongoing enhancement of the property and we expect to begin a redesign and upgrade of the third Atlantis hotel tower in early 2024.

“We remain committed to returning capital to our stockholders. Our strong balance sheet and free cash flow position us to invest in our existing properties, pay cash dividends and consider potential share repurchases under our existing share repurchase authorization. We continue to evaluate potential acquisition opportunities where we can employ our development and operating expertise in a financially prudent manner.”

Summary of 2023 Third Quarter Operating Results
In the 2023 third quarter, the Company generated net revenue of $133.0 million compared to $133.7 million in the prior-year quarter. Casino and hotel revenues decreased 4.0% and 0.9% year over year, respectively, while food and beverage (“F&B”) revenues increased 5.3%. The slight revenue decline reflects increased competitive pressures in Reno as well as a softening in the overall economic environment.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2023 were $27.1 million compared to $25.7 million in the prior-year period, primarily driven by higher labor, utility and promotional expenses. As a percentage of net revenue, SG&A expense increased to 20.4% compared to 19.2% in the prior-year period. Casino operating expense as a percentage of casino revenue increased to 34.5% during the third quarter of 2023 from 33.1% in the prior-year period primarily due to an increase in labor expense and promotional allowances. F&B operating expense as a percentage of F&B revenue decreased to 70.8% during the third quarter of 2023 from 72.4% in the prior-year period as the Company continued to efficiently manage expenses and align menu prices with increased expenses. Hotel operating expense as a percentage of hotel revenue increased to 34.8% in the third quarter of 2023 compared to 34.2% in the same period a year ago primarily due to a decline in revenue.

Net income for the third quarter of 2023 decreased 12.1% and diluted EPS decreased 12.8% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $49.2 million, a $2.5 million, or 4.8%, decline compared to the same period a year ago.

Construction Litigation
As anticipated in previous releases, Monarch’s litigation against the general contractor of the Monarch Black Hawk expansion project, PCL Construction Services, Inc., commenced on September 5, 2023, in the District Court for the City and County of Denver, Colorado.  After approximately 5 weeks, the trial has been recessed pending additional trial days allowed by the Court in late November.  Trial is currently set to resume on November 20, 2023.

Credit Facility and Liquidity
As of September 30, 2023, the Company had cash and cash equivalents of $33.9 million and an outstanding principal balance of $8.0 million under its credit facility. During the 2023 third quarter, the Company made $33.0 million in principal payments on its credit facility. The Company expensed $0.4 million of interest in the third quarter of 2023 compared to $0.9 million in the prior-year period.

Capital expenditures of $9.0 million in the third quarter of 2023 were funded from operating cash flows and included the redesign and upgrade of the balance of hotel rooms in the second tower at Atlantis and maintenance capital spending at both properties.

On September 15, 2023, the Company paid a cash dividend of $0.30 per share to its stockholders of record on September 1, 2023. The cash dividend was funded from cash on hand.

Quarterly Dividend Declaration
The Company announced today a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on December 15, 2023, to stockholders of record on December 1, 2023. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results; (ii) our belief that we are operating more efficiently and effectively than ever before; (iii) our plans regarding the redesign and upgrade of the third Atlantis hotel tower as well as the timing of such upgrade; (iv) our consideration of a full range of capital allocation options, including potential share repurchases and a potential dividend distribution; (v) regarding the quality of our products and guest services in Reno and Black Hawk, including as premier destination gaming resorts in their respective markets; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Black Hawk; and (vii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  our ability to manage guest safety concerns caused by contagious diseases, including COVID-19 and its variants;
  our ability to negotiate necessary amendments to our Term Loan Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts relating to COVID-19 and its variants;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19 and its variants;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation;
  the impact of the events occurring in Eastern Europe and the conflict taking place in Ukraine; and
  the impact of the events occurring in the Middle East and the conflict taking place in Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa Black Hawk ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,000 slot machines; 43 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenues
Casino	$73,818	$76,909	$209,578	$203,605
Food and beverage	32,970	31,312	93,812	85,818
Hotel	20,608	20,785	54,173	54,274
Other	5,569	4,721	15,729	13,637
Net revenues	132,965	133,727	373,292	357,334

Operating expenses
Casino	25,473	25,474	76,471	71,156
Food and beverage	23,330	22,665	68,070	65,297
Hotel	7,176	7,117	20,107	19,183
Other	2,820	2,383	8,549	6,712
Selling, general and administrative	27,091	25,651	77,162	72,931
Depreciation and amortization	12,197	11,183	35,152	32,245
Other operating items, net	2,976	2,898	3,012	6,444
Total operating expenses	101,063	97,371	288,523	273,968
Income from operations	31,902	36,356	84,769	83,366

Interest expense, net	(369)	(870)	(1,736)	(2,220)
Income before income taxes	31,533	35,486	83,033	81,146
Provision for income taxes	(7,370)	(7,993)	(18,787)	(16,100)
Net income	$24,163	$27,493	$64,246	$65,046

Earnings per share of common stock
Basic	$1.26	$1.45	$3.34	$3.43
Diluted	$1.23	$1.41	$3.27	$3.33

Weighted average number of common shares and potential common shares outstanding
Basic	19,252	18,999	19,237	18,952
Diluted	19,608	19,503	19,627	19,559

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,918	$38,779
Receivables, net	10,967	9,566
Income taxes receivable	2,691	24,989
Inventories	7,184	7,558
Prepaid expenses	7,928	8,537
Total current assets	62,688	89,429
Property and equipment, net	576,126	578,050
Goodwill	25,111	25,111
Intangible assets, net	340	352
Total assets	$664,265	$692,942
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$-	$6,693
Accounts payable	19,536	14,418
Construction accounts payable	47,403	49,957
Accrued expenses	48,729	46,037
Short-term lease liability	883	639
Total current liabilities	116,551	117,744
Deferred income taxes	23,016	23,016
Long-term lease liability	14,251	13,228
Long-term debt, net	8,000	-
Total liabilities	161,818	153,988
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,148,691 shares issued and outstanding at September 30, 2023;
19,096,300 shares issued and 19,093,676 outstanding at December 31, 2022
Additional paid-in capital	46,886	40,716
Treasury stock, 2,624 shares at December 31, 2022	-	(170)
Retained earnings	455,370	498,217
Total stockholders' equity	502,447	538,954
Total liabilities and stockholders' equity	$664,265	$692,942

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$24,163	$27,493	$64,246	$65,046
Expenses:
Stock based compensation	2,146	1,257	4,896	3,442
Depreciation and amortization	12,197	11,183	35,152	32,245
Provision for income taxes	7,370	7,993	18,787	16,100
Interest expense	369	870	1,736	2,220
Construction litigation expenses (2)	2,946	2,751	4,119	6,478
Litigation proceeds, net (2)	-	-	-	(42)
Insurance claims proceeds (2)	-	-	(1,195)	-
Loss on disposition of assets (2)	30	147	88	8
Adjusted EBITDA (1)	$49,221	$51,694	$127,829	$125,497

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

(2) Amount included in the "Other operating items, net" in the Consolidated Statement of Income.